THE STARCO GROUP

March 31, 2020, *Updated April 14, 2020*

MEMORANDUM OF UNDERSTANDING REGARDING THE LAUNCH OF BREATHE HAND SANITIZER

On March 3rd 2020, Ross Sklar conceived the invention of a hand sanitizer in an aerosol can under a nitrogen propellant while dealing with a sourcing bottleneck at Blue Cross Labs (BCL). BCL in Santa Clarita, CA, a division of The Starco Group, is an at-scale manufacturer of personal care products and is prime in hand sanitizing manufacturing. Due to the Coronavirus, BCL was experiencing supply chain problems and couldn't procure enough bottles and caps to meet demand. This led Ross to the invention in question. After a 3rd party prior art intellectual property search, Ross's legal team concluded the invention is novel and the recommendation was to attempt to patent said invention. The patents filed were immediately placed into a separate company owned by Ross for asset protection and monetization. Initially this product was conceived to solve a problem for BCL and after much thought Ross determined that this product could be beneficial for Starco Brands. After further due diligence the team felt that this product could fit really well under the Breathe brand, owned by Starco Brands.

Currently, the goal is in April 2020, Starco Brands, utilizing The Starco Group's capabilities, will launch this new innovative product under the Breathe brand as the Breathe Hand Sanitizer Spray. At the same time, a Breathe Hand Sanitizer Gel will be launched that is not novel. These products will be manufactured by both BOV Solutions, a Starco Group division and FDA manufacturer in Statesville North Carolina and the gel will be made by BCL, again who has been in the hand sanitizer market for many years.

The intellectual property and patent pending of this nitrogen propelled aerosol hand sanitizer is currently owned by Alim Enterprises, LLC, a company owned by Ross Sklar outright. Alim Enterprises, LLC is willing to transferring the patent to Starco Brands, Inc. based on the structure outline below. The brand Breathe is owned by Starco Brands, Inc.

Upon the agreement of the board of directors of Starco Brands, this transaction would then fall in accordance with the existing License Agreement between The Starco Group and Starco Brands, Inc. and the following structure would be in place for all sales of the Breathe Hand Sanitizer Spray and Gel. Currently with the Breathe Cleaning aerosol line this is the same structure as outlined below. In that case Chase Products is paid a royalty for the technology and Four Star chemical manufactures the product with a 25% gross margin. Product is then sold by Four Star at a whole sale rate whereby Starco Brands is paid a royalty that consists of the delta between the manufacturer selling price and the wholesale price.

Breathe Hand Sanitizer Spray & Gel:

- BOV Solutions will earn a 25% Gross Margin for manufacturing each aerosol unit sold.
- Blue Cross Laboratories will earn a 25% Gross Margin for manufacturing each gel unit sold.
- Ross Sklar will receive an 6% license fee, of the Manufactured Sales Price, that will be part of the cost of goods for each unit of Breathe Hand Sanitizer Spray sold.
- Starco Brands, Inc. will receive a royalty consisting of the delta between the manufacturers selling price and the wholesale selling price of each unit sold.

An example of this cost model is attached to this memorandum. If you have any questions or concerns please feel free to reach out at 323-266-7111 or at dbrown@thestarcogroup.com

Regards,

Darin Brown
EVP, The Starco Group

THE STARCO GROUP

MEMORANDUM OF UNDERSTANDING REGARDING THE LAUNCH OF BREATHE HAND SANITIZER

This MOU is agreed to by the undersigned parties:

Starco Brands, Inc.   Chairman

Alim Enterprises, LLC

__________ - President

The Starco Group

____

Darin Brown
Exec. VP

3137 East 26th St.
Vernon, CA 90058
www.thestarcogroup.com

ph. (323) 266-7111
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